UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 22, 2023

Forge Global Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39794	98-1561111
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

415 Mission St. Suite 5510 San Francisco, California (Address of principal executive offices)	94105 (Zip Code)
(415) 881-1612
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	FRGE	NYSE
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On August 22, 2023, Forge Global, Inc., a wholly-owned subsidiary of Forge Global Holdings, Inc. (the “Company”), entered into a sublease agreement for an office lease (the “Sublease”) with Jones Lang LaSalle Americas, Inc. to lease approximately 21,795 rentable square feet (the “Premises”) of an office building located at Four Embarcadero Center, San Francisco, California (the “Building”). The Company expects the Premises will become its new headquarters in December 2023. The Sublease will become effective upon receipt of consent from Four Embarcadero Center Venture, the ultimate landlord of the Premises, and the satisfaction of other customary closing conditions (the “Conditions”). The Sublease provides that the Sublease shall commence on the date upon which the Conditions are satisfied and run until December 31, 2025 (the “Term”) unless the Sublease is terminated earlier pursuant to its terms.

The cumulative obligations payable by the Company over the Term total approximately $2.0 million (the “Base Rent”). In addition to the Base Rent, the Company will also be responsible for its proportionate share of the Building’s operating expenses. The foregoing description of the Sublease does not purport to be complete and is qualified in its entirety by reference to the full text of the Sublease, a copy of which the Company expects to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending September 30, 2023.

SIGNATURE
Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Forge Global Holdings, Inc.

Date: August 28, 2023	By:	/s/ Kelly Rodriques
	Name:	Kelly Rodriques
	Title:	Chief Executive Officer